Exhibit 99.1

CTG Reports 2016 Fourth Quarter and Full Year Results

Appoints Fourth New Director with IT Staffing Experience Critical to Strategic Growth Plan

Adopts Robust Performance-Based Equity Compensation Plan Promoting Shareholder Value

BUFFALO, N.Y., February 21, 2017 — CTG (NASDAQ:CTG), an information technology (IT) solutions and services company, today announced its financial results for the fourth quarter and full year ended December 31, 2016, and also highlighted the progress the Company has been making in implementing its strategic plan as it seeks to increase profitability and unlock greater shareholder value.

Fourth Quarter Financials Exceeded Guidance

•	Revenue was $77.5 million, which exceeded guidance range of $73 to $75 million;

•	Net income was $0.07 per diluted share, which exceeded guidance range of $0.04 to $0.06 per diluted share; and

•	Ended the quarter with cash and equivalents of $4.7 million, net of debt.

Recent Accomplishments to Drive Enhanced Shareholder Value

•	Established three-year strategic plan and financial targets for 2017-2019;

•	Appointed Owen Sullivan to the Board of Directors, adding essential IT staffing expertise and advancing a Board composition strategy that has refreshed two-thirds of the directors in 15 months;

•	Strengthened leadership and sales teams across the organization;

•	Implemented an enhanced performance-based equity compensation plan to further align interests of management and shareholders; and

•	Authorized $10 million share buyback program in November, and used $2.5 million to repurchase 563,000 shares through February 20th.

CTG Chief Executive Officer Bud Crumlish commented, “Fourth quarter financial results were above the high-end of our guidance, with Staffing declining less than previously expected and our Solutions business growing modestly over the prior quarter. Notably, we were able to retain more business with our largest Staffing client than we had anticipated during the quarter, which when combined with the cost reductions implemented in the fourth quarter, enabled us to end 2016 with better than expected results.”

“Looking back at the full year, we had anticipated many of the headwinds and proactively took a number of actions to position CTG for renewed growth. We significantly improved our leadership and sales organization by hiring and promoting key personnel, which included adding account executives focused on expanding the client base and new business efforts. We also reorganized and expanded our recruiting and delivery capabilities, highlighted by the launch of our 24/7 offshore recruiting and sourcing center in Hyderabad, India.

To drive increased efficiencies and profitability, we implemented more stringent cost management to align expenses with current revenue levels. As a result of these actions, we have a stronger foundation in place to support our three-year strategic plan and financial targets as we focus on execution and driving profitable growth in pursuit of shareholder value.”

Three-Year Strategic Plan and Targets for Revenue Growth and Improved Profitability

In early January, CTG released its three-year strategic plan that was methodically developed with close oversight by the Board to achieve two fundamental goals – revenue growth and improved profitability in all lines of business. The Company established certain performance objectives for achievement by the end of 2019. The revenue goal is $400 million, which represents an approximate 7% compounded organic annual growth rate. This revenue growth is expected to drive a target operating margin ranging from 3.0% to 3.5%, and resulting in diluted earnings per share in the $0.45 to $0.55 range.

Key elements of the strategic plan include:

•	A focus in healthcare of expanding higher margin Optimization and Performance Improvement solutions, Application Management and Service Desk offerings;

•	Diversification of CTG’s staffing client portfolio to increase margins by targeting mid-sized companies, fee-based permanent placement, and leveraging the Company’s relationship with managed service providers (MSP);

•	Emphasis on EHR implementations in Belgium and activity with the European Ministries;

•	Expansion of existing solutions which CTG will cross-sell across all lines of business — the ONE CTG program, a new company-wide framework facilitating pervasive collaboration across the organization; and

•	Maintain disciplined cost management and limit incremental fixed costs to increase operating leverage.

CTG’s Chairman of the Board, Daniel J. Sullivan commented, “The Board carefully deliberated in establishing our strategic plan and financial targets. The Company is firmly committed to meet and potentially exceed our milestones over the next three years. It is gratifying to see the entire company focused and moving forward with continued drive to achieve our objectives.”

New Board Member Owen Sullivan Adds IT Staffing Experience

The Company recently appointed Owen Sullivan to its Board of Directors to advance the refreshment strategy that has resulted in transforming two-thirds of the Board’s composition in approximately 15 months. He has over 30 years of executive-level experience in the staffing solutions and professional resourcing industry, culminating in his service as President of ManpowerGroup’s Specialty Brands business. Daniel Sullivan commented, “Owen’s experience at ManpowerGroup will be critical to our strategic plan as we seek to exceed our milestones and drive long-term value for our shareholders.” Owen Sullivan will stand for election at the Company’s annual shareholders meeting to be held on May 3, 2017, along with Arthur W. (Bud) Crumlish and James R. Helvey III.

New Performance-based Equity Plan Rewards Management Only If CTG Stock Price Increases Significantly

The Company also announced the Compensation Committee of the Board of Directors approved and implemented a new performance-based equity plan for senior executives in 2017 that more directly links shareholder returns with executive equity compensation. Under the new plan, all equity-based compensation awarded to senior executives will consist of performance-based restricted stock unit awards that will vest only if the Company’s stock price increases during a performance period beginning on the date of grant to a specified target.

To earn the full award, the Company’s share price must increase by 100% in the three-year period from the date of grant, To earn any shares, the Company’s stock price must increase by 50% during the three-year period from the date of grant, in which case half the award will vest. No senior executive will receive time-based equity compensation awards in 2017 under the enhanced policy.

CTG’s Chairman of the Board, Dan Sullivan said, “While we have established specific three-year financial targets for CTG from 2017 to 2019, our adoption of an enhanced performance-based equity plan with steep stock price hurdles ensures that executives only receive value if the shareholders earn a meaningful return during the period. Our Compensation Committee is focused on ensuring that executive management and our shareholders are 100% aligned.”

Optimal Use of Capital with $10 Million Share Repurchase Program

On November 17, 2016, CTG announced its Board of Directors authorized the repurchase of up to $10 million of its outstanding shares over the next two years. The Board and management believe the repurchase of CTG shares at the current valuation is an optimal use of capital resources and demonstrates the Company’s commitment to maximizing shareholder value. During the fourth quarter and through February 20th, the Company used $2.5 million to repurchase 563,000 shares at an average price of $4.40 per share. As of February 21, 2017, the Company had $7.5 million remaining under its existing repurchase authorization. Concurrent with the authorization of the share repurchase program, CTG’s Board of Directors approved a suspension of the Company’s quarterly cash dividend.

Consolidated Fourth Quarter Results

Revenue in the fourth quarter ending December 31, 2016 was $77.5 million, compared with $78.1 million in the third quarter of 2016 and $84.2 million in the fourth quarter of 2015. Negative currency translation reduced revenue in the fourth quarter by $0.4 million, compared with a negative impact of $0.1 million in the third quarter of 2016 and $2.3 million in the year-ago fourth quarter.

Direct costs in the fourth quarter were $62.6 million, or 80.8% of revenue, compared with $64.2 million, or 82.2% of revenue in the third 2016 quarter, and $67.4 million, or 80.0% of revenue, in the year-ago fourth quarter. Fourth quarter SG&A expense was $13.1 million, compared with $14.6 million in the third quarter of 2016 and $13.0 million in the fourth quarter of 2015. SG&A expense in the third quarter of 2016 included severance charges of $1.5 million related to two former executives.

Fourth quarter operating income increased sequentially to $1.7 million, or 2.2% of revenue, compared with a loss of ($16.5) million in the third quarter of 2016 and operating income of $3.7 million, or 4.4% of revenue, in the fourth quarter of 2015. The operating loss in third quarter of 2016 included a combined $17.3 million in charges related to goodwill impairment and severance.

CTG’s effective income tax rate in the fourth quarter was 28.8%, compared with a benefit of 1.3% in the third quarter and an effective tax rate of 33.0% in the fourth quarter of 2015.

Net income in the fourth quarter of 2016 was $1.1 million, or $0.07 per diluted share, compared with a net loss of ($16.2) million, or ($1.03) per share, in the third quarter of 2016. Net income in the fourth quarter of 2015 was $2.6 million, or $0.16 per diluted share. The net loss in the third quarter of 2016 included a combined $1.07 in charges related to goodwill impairment and severance.

Consolidated Full Year Results

For the full year 2016, revenue was $324.9 million, compared with $369.5 million in 2015. Negative currency translation impacted revenue in 2016 by $0.6 million and by $13.0 million in 2015. Direct costs in 2016 were $265.7 million, or 81.8% of revenue, compared with $302.3 million, or 81.8% of revenue in 2015. SG&A expense in 2016 was $55.2 million, which included $1.5 million in severance charges related to two former executives, compared with SG&A expense of $56.5 million in 2015.

GAAP operating loss for the full year 2016 was ($33.3) million, which includes non-cash impairment charges of $37.3 million for the write-down of goodwill related to the Company’s healthcare business and severance charges of $1.5 million related to two former executives. Excluding impairment and severance charges, non-GAAP operating income was $5.5 million, or 1.7% of revenue, in 2016. GAAP net loss for 2016 was ($34.6) million, or ($2.22) per share, which included $2.39 in goodwill impairment and $0.06 in severance charges. This compares with GAAP net income in 2015 of $6.5 million, or $0.41 per diluted share. On a non-GAAP basis, net income for 2016 excluding goodwill impairment and severance charges was $3.7 million, or $0.23 per diluted share.

Balance Sheet

Cash and short term investments at December 31, 2016 were $9.4 million; long-term debt was $4.7 million. Days sales outstanding were 85 days in the fourth quarter of 2016, compared with 76 days in the year-ago fourth quarter. Tangible book value at December 31, 2016 was $4.94 per share.

2017 Guidance and Outlook

CTG expects total revenue for the 2017 first quarter to range between $76 and $78 million. Net income is expected to be between $0.04 and $0.06 per diluted share. There are 64 billing days in the first quarter 2017 vs. 65 billing days in the prior year quarter.

For the full year 2017, CTG expects revenue to range between $312 and $332 million. Net income is expected to be between $0.19 and $0.29 per diluted share. The revenue guidance reflects lower revenue from the Company’s largest customer as previously announced of approximately $17 million and the negative impact of foreign currency adjustments of approximately $4 million due to the stronger US dollar in 2017. Excluding the impact of these items, revenue growth in 2017 would be 5.6% at the midpoint of guidance.

Conference Call and Webcast

CTG will hold a conference call today at 8:30 a.m. Eastern Time to discuss its financial results and business outlook. To access CTG’s conference call via telephone, dial 1-800-553-5260 by 8:20 a.m. Eastern Time and ask for the CTG conference call. The call will also be webcast from CTG’s website at http://www.ctg.com.

A replay of the call will be available between 10:30 a.m. Eastern Time February 21, 2017, and 11:59 p.m. Eastern Time February 24, 2017, by dialing 1-800-475-6701 and entering conference ID 403935. The webcast will be archived on CTG’s website at http://investors.ctg.com/events.cfm for approximately 90 days following completion of the conference call.

Reconciliation of GAAP to Non-GAAP Information

The Company has referenced non-GAAP information in this news release. The Company believes that the use of non-GAAP financial information provides useful information to investors and management to gain an overall understanding of its current financial performance and prospects.

In addition, non-GAAP financial measures are used by management for forecasting and facilitating ongoing operating decisions as well as measuring the Company’s performance. The Company believes that these non-GAAP measures align closely to its internal measurement processes and are reflective of the Company’s core operating results. Specifically, the non-GAAP information as presented excludes goodwill impairment charges and severance charges for two former executives that the Company believes are not indicative of its core operating results, and non-recurring revenue items for 2017. The reconciliation of GAAP to non-GAAP information for the year ended December 31, 2016 is as follows (in thousands except EPS data):

	Operating Income (Loss)	Operating Margin	Net Income (Loss)	Diluted EPS
GAAP results	($33,347)	(10.3%)	($34,638)	($2.22)
Goodwill impairment charges	37,329	11.5%	37,329	2.39
Severance charges	1,489	0.5%	989	0.06

Non-GAAP results	$5,471	1.7%	$3,680	$0.23

The reconciliation of GAAP to non-GAAP revenue guidance for the year ended December 31, 2017 is as follows (in thousands):

	Low End of Range	Midpoint of Range	High End of Range
2017 expected revenue guidance range	$312,000	$322,000	$332,000
Expected 2017 revenue loss from largest customer	17,000	17,000	17,000
Expected 2017 currency impact on revenue	4,000	4,000	4,000

Non-GAAP revenue	$333,000	$343,000	$353,000
Implied additional revenue in 2017	(8,107)	(18,107)	(28,107)

GAAP 2016 revenue	$324,893	$324,893	$324,893

Implied increase	2.5%	5.6%	8.7%

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and expectations for 2017 and the next three years, a share repurchase program, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company.

These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new customers, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its customers, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for customers and talent, increased bargaining power of large customers, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the uncertainty of customers’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with customers, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or customers, the need to supplement or change our IT services in response to new offerings in the industry or changes in customer requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2015 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

Brendan Harrington, Chief Financial Officer

(716) 887-7368

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2016	2015	2016	2015
Revenue	$77,492	$84,202	$324,893	$369,478
Direct costs	62,639	67,416	265,711	302,318
Selling, general and administrative expenses	13,140	13,045	55,200	56,523
Goodwill impairment charge	—	—	37,329	—

Operating income (loss)	1,713	3,741	(33,347)	10,637
Non-taxable life insurance gain	—	246	—	246
Other expense, net	(107)	(78)	(189)	(154)

Income (loss) before income taxes	1,606	3,909	(33,536)	10,729
Provision for income taxes	463	1,291	1,102	4,219

Net income (loss)	$1,143	$2,618	$(34,638)	$6,510

Net income (loss) per share:
Basic	$0.07	$0.17	$(2.22)	$0.42

Diluted	$0.07	$0.16	$(2.22)	$0.41

Weighted average shares outstanding:
Basic	15,614	15,599	15,593	15,479
Diluted	15,707	15,974	15,593	15,920

Cash dividend declared per share	$—	$0.06	$0.18	$0.24

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	December 31,	December 31,
	2016	2015
Current Assets:
Cash and cash equivalents	$9,407	$10,801
Accounts receivable, net	71,355	71,403
Other current assets	2,879	2,574

Total current assets	83,641	84,778

Property and equipment, net	5,863	5,488
Goodwill	—	37,231
Other assets	37,411	35,580

Total Assets	$126,915	$163,077

Current Liabilities:
Accounts payable	$6,973	$8,236
Dividend payable	—	925
Accrued compensation	17,365	17,541
Other current liabilities	5,573	5,102

Total current liabilities	29,911	31,804

Long-term debt	4,725	1,225
Other liabilities	13,460	12,331
Shareholders’ equity	78,819	117,717

Total Liabilities and Shareholders’ Equity	$126,915	$163,077

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Year Ended
	December 31, 2016	December 31, 2015
Net income (loss)	$(34,638)	$6,510
Depreciation and amortization expense	1,647	1,962
Equity-based compensation expense	1,626	1,317
Goodwill impairment charge	37,329	—
Other operating items	(3,909)	(13,821)

Net cash provided by (used in) operating activities	2,055	(4,032)
Net cash used in investing activities	(2,593)	(2,020)
Net cash used in financing activities	(497)	(22,967)
Effect of exchange rates on cash and cash equivalents	(359)	(1,042)

Net decrease in cash and cash equivalents	(1,394)	(30,061)
Cash and cash equivalents at beginning of period	10,801	40,862

Cash and cash equivalents at end of period	$9,407	$10,801

COMPUTER TASK GROUP, INCORPORATED (CTG)

Other Financial Information

(Unaudited)

(amounts in thousands except days data)

	For the Quarter Ended				For the Year Ended
	Dec. 31, 2016		Dec. 31, 2015		Dec. 31, 2016		Dec. 31, 2015
Revenue by Service

IT Solutions	$22,595	29%	$26,806	32%	$94,663	29%	$121,986	33%
IT Staffing	54,897	71%	57,396	68%	230,230	71%	247,492	67%

Total	$77,492	100%	$84,202	100%	$324,893	100%	$369,478	100%

Revenue by Vertical Market

Technology Service Providers	35%		34%		35%		31%
Manufacturing	25%		24%		24%		26%
Healthcare	17%		21%		18%		24%
General Markets	10%		8%		10%		7%
Financial Services	8%		7%		8%		7%
Energy	5%		6%		5%		5%

Total	100%		100%		100%		100%

Revenue by Location

North America	$59,615	77%	$67,574	80%	$254,264	78%	$302,171	82%
Europe	17,877	23%	16,628	20%	70,629	22%	67,307	18%

Total	$77,492	100%	$84,202	100%	$324,893	100%	$369,478	100%

Foreign Currency Impact on Revenue

Europe	$(412)		$(2,327)		$(626)		$(12,998)

Billable Travel Included in Revenue and Direct Costs

Billable Travel	$834		$1,333		$3,998		$6,532

Cash at End of Period	$9,407		$10,801

Cash provided by (used in) Oper.	$(1,768)		$(99)		$2,055		$(4,032)

Long-term Debt Balance	$4,725		$1,225

Billable Days in Period	63		62		255		255

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CTG news releases are available on the Web at www.ctg.com.